UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LaSalle Hotel Properties

(Name of Registrant as Specified in its Charter)

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On April 13, 2009, LaSalle Hotel Properties sent the following letter to Fidelity Investments, one of the Company’s shareholders. This letter is hereby filed to the extent it may be deemed additional soliciting material within the meaning of the Securities Exchange Act of 1934, as amended. The letter can be viewed online at www.viewmaterial.com/LHO. A copy of the letter is attached hereto.

LaSalle Hotel Properties

3 Bethesda Metro Center

Suite 1200

Bethesda, Maryland 20814

April 13, 2009

Mr. Joseph Vitelli

Investment Proxy Research

Fidelity Investments

One Spartan Way TS1E

Merrimack, New Hampshire 03054

Dear Mr. Vitelli:

This letter is in response to your e-mail to LaSalle Hotel Properties (the “Company”) dated March 27, 2009 regarding the Company’s 2009 Equity Incentive Plan (the “Plan”). Capitalized terms used but not defined in this letter shall have the same meanings ascribed to them in the Plan.

Management of the Company will present the following amendments to the Plan within the next fiscal year to the Company’s Board of Trustees.

1) An amendment to the Plan to provide that the exercise price of nonstatutory share options shall not be less than 100% of Fair Market Value on the date of grant.

2) An amendment to the Plan to provide that an Award will not accelerate, or vesting periods or other restrictions on Awards will not lapse or be waived, at the discretion of the Administrator except in the case of the death, disability or retirement of the recipient of such Award, or in the case of a Change in Control of the Company.

3) An amendment to the Plan that all tenure-based “full value” Awards will have a minimum three-year vesting period and all performance-based “full value” Awards will have a minimum one-year vesting period, provided however, that the Administrator may grant Awards equivalent to 10 percent of the Common Shares available under the Plan without application of such vesting conditions.

4) An amendment to the Plan that discretionary awards to non-management trustees of the Company will be administered by a committee of the Board of Trustees comprised of non-management trustees.

5) An amendment to the Plan to clarify that the Plan will require shareholder approval of any Plan amendment to the extent such approval is required by applicable law, regulation or exchange listing standard to give effect to such amendment.

We hope these proposed changes adequately address Fidelity’s concerns, but please let me know if you have any questions or would like to discuss this matter further.

Sincerely,

/s/ Hans S. Weger
Hans S. Weger
Chief Financial Officer, Executive Vice President,
Treasurer and Secretary